EX-99.B(h)ssaExB

WADDELL & REED ADVISORS SELECT FUNDS, INC.

SHAREHOLDER SERVICING AGREEMENT

EXHIBIT B
COMPENSATION

Class A Shares of Dividend Income Fund

An amount payable on the first day of each month of $1.5792 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class A Shares of Energy Fund and Value Fund

An amount payable on the first day of each month of $1.5042 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class B Shares of Dividend Income Fund

An amount payable on the first day of each month of $1.5792 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class B Shares of Energy Fund and Value Fund

An amount payable on the first day of each month of $1.5042 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class C Shares of Dividend Income Fund

An amount payable on the first day of each month of $1.5792 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class C Shares of Energy Fund and Value Fund

An amount payable on the first day of each month of $1.5042 for each account of the Company which was in existence during any portion of the immediately preceding month.

Class Y Shares of Dividend Income Fund, Energy Fund and Value Fund

An amount payable on the first day of each month equal to 1/12 of .15 of 1% of the average daily net assets of the Class for the preceding month.

Effective May 21, 2003
As amended effective August 24, 2005 to add Energy Fund.